Exhibit 10.2

COMPENSATION OF DIRECTORS

Effective as of June 2, 2022

Each non-employee director of Kaiser Aluminum Corporation (the “Company”) shall receive:

•	an annual retainer of $90,000 per year; and
•	an annual grant of restricted stock having a value equal to $130,000.

In addition, the Lead Independent Director and Executive Chair shall receive an additional annual retainer of $30,000, and each non-employee director shall receive $7,500 for each board committee on which the non-employee director serves or $15,000 for each board committee of which the non-employee director serves as the committee chairperson.

Each non-employee director may elect to receive shares of common stock, par value $0.01 per share, of the Company in lieu of any or all of the non-employee director’s annual retainer, including any additional annual retainer for service as the Lead Independent Director, committee chairperson and/or committee member.

The payment of annual retainers (including any additional annual retainers) and the annual grant of restricted stock shall be made each year on the date on which the Company holds its annual meeting of stockholders or such other date as the Board may determine. The number of shares of common stock to be received in the grant of restricted stock, as well as the number of shares of common stock to be received by any non-employee director electing to receive common stock in lieu of any or all of his or her payment of annual retainer (including any additional annual retainer), shall be based on the average closing price per share of common stock for the 20 trading days prior to the date such grant and payments are made.

The Company shall reimburse all directors for travel and other disbursements reasonably incurred relating to meetings of the Board and committees thereof, and non-employee directors shall be provided accident insurance with respect to Company-related travel.